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                                                                    Exhibit 4(a)




                            THE E. W. SCRIPPS COMPANY
              1997 DEFERRED COMPENSATION AND PHANTOM STOCK PLAN FOR
                     SENIOR OFFICERS AND SELECTED EXECUTIVES
--------------------------------------------------------------------------------


1.       INTRODUCTION
         ------------

         Effective May 22, 1997, The E. W. Scripps Company ("Company") hereby adopts a non-qualified deferred compensation and phantom stock plan (the "Plan") for Senior Officers and Selected Executives ("Eligible Participants") of the Company and its Affiliates who participate in the Company's and Affiliate's annual executive bonus plan ("Annual Executive Bonus Plan"). This Plan is intended to replace various prior deferred compensation plans which have been incorporated into, and now are governed by, the Scripps Howard, Inc. Deferred Compensation Plan for Executives (the "Old Plan"), which was adopted by the Company in 1995. The Old Plan hereby is terminated, rescinded, and superseded by this Plan, effective at such time as all deferrals under the Old Plan have been credited to Accounts under this Plan.

         The purpose of the Plan is to provide an opportunity for Participants, as defined in Section 6 below, to enhance their personal financial planning by having access to a vehicle for deferring income to a time considered by them to be of personal advantage. Additionally, the Plan is designed to more closely align the Participants' financial interests with those of the Company's shareholders.

2.       PLAN ADMINISTRATION
         -------------------

         The Plan shall be governed by the Board of Directors of the Company (the "Board") and administered by the Corporate Secretary or such other person or persons as the Board may determine. The Board may delegate any or all of its powers and responsibilities hereunder to its Compensation Committee and/or to such other person or persons as the Board may determine. In such case, the decisions of the Compensation Committee or other designee shall be binding and given effect as if made by the entire Board.

         The Board, or its designee, may adopt such rules and regulations as it may deem necessary for the proper administration of the Plan, and which are not inconsistent with the provisions hereof. The decision of the Board, or its designee, in all matters pertaining to the administration or interpretation of this Plan shall be final, conclusive and binding for all purposes.

3.       ELIGIBILITY TO PARTICIPATE
         --------------------------

         From year to year, those Senior Officers and Selected Executives of the Company and its Affiliates who have been notified, in writing, of their participation in the Annual Executive Bonus Plan shall be eligible to participate in this Plan for the corresponding year. The Eligible Participants are key employees of the Company or its Affiliates and constitute a select group of management or highly compensated employees, as defined under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

4.       PLAN YEAR
         ---------

         The Plan Year shall be the calendar year.

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5.       COMPENSATION ELIGIBLE FOR DEFERRAL
         ----------------------------------

         With respect to a particular Plan Year, Eligible Participants may elect to defer all or a portion of the payments which otherwise become payable under the Annual Executive Bonus Plan for the corresponding year.

6.       ENROLLMENT PROCEDURE AND TIMING OF ELECTION
         -------------------------------------------

         Any person who is an Eligible Participant for a given Plan Year may elect to participate in this Plan for that year by filing a Deferral Election Form with the Corporate Secretary or other designee no later than thirty (30) days after receiving written notification of his participation in the Annual Executive Bonus Plan for that same year. The Deferral Election Form shall be forwarded to Eligible Participants at or about the same time they are notified of their participation in the Annual Executive Bonus Plan.

         Eligible Participants who actually file a Deferral Election Form for a given Plan Year are considered to be Active Participants that year. Other persons who have made deferral elections in prior years, but not for the then current Plan Year, and who still have interests held under the Plan are considered to be Inactive Participants. Active Participants and Inactive Participants all are considered to be Participants, as are beneficiaries, designated pursuant to Section 16 below, who actually are receiving payouts under the Plan following a Participant's death.

         Notwithstanding the preceding sentence, Participants who previously elected to defer some or all of their potential 1997 bonus payments, pursuant to the terms of the Old Plan, may, until June 30, 1997, make a new election to have such previously elected 1997 deferrals invested, in whole or in part, and in either or both, the Fixed Income Fund and/or the Phantom Stock Fund. In the absence of a new election, these 1997 deferrals will be invested in the Fixed Income Fund.

7.       DEFERRAL PERIOD
         ---------------

         Eligible Participants can elect to defer payment from the date such payment otherwise would be made until an actual date specified by the Eligible Participant, but no earlier than three years from the date it would otherwise have been paid, or until the date of termination of employment for any reason, including retirement.

8.       ADMINISTRATIVE RULES FOR THE DEFERRAL ELECTION
         ----------------------------------------------

         Eligible Participants must elect to defer a minimum of at least 25% of any payments which otherwise become payable under the Annual Executive Bonus Plan in order to make a deferral election.

         At the time of the election to defer, an Eligible Participant must select the deferral period. See Section 7 above.

         An Eligible Participant must elect to have all deferral amounts for a given year credited to an Account(s) under the Fixed Income Fund, the Phantom Stock Fund or a combination of both Funds. See Section 9 below.

         Once an election for a given year's deferral has been made, it is irrevocable; but the Participant is free to make different elections for deferrals of annual executive bonus amounts for future years.


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9.       CREDITING DEFERRALS AND INCOME/DIVIDENDS TO THE INVESTMENT FUNDS
         ----------------------------------------------------------------

         (A)      FIXED INCOME FUND
                  -----------------

         Deferred amounts will be recorded as a liability to the Participant as of January 1st of the Plan Year in which the bonus otherwise would have been paid in cash to the Participant but for the deferral election. Such amount will be recorded as a dollar amount in a bookkeeping Account in the Participant's name. The Account will be credited with interest throughout the deferral period. Interest on unpaid deferred amounts will be compounded and credited annually, as of the following January 1st or any earlier payout date, with the interest rate used for a given Plan Year being one percent (1%) above the average effective yield on 10-year United States Treasury Bonds for the 12 months most recently reported in Federal Reserve Statistical Releases issued through the date as of which the credit is made to the Account.

         (B)      PHANTOM STOCK FUND
                  ------------------

         Deferred amounts will be recorded as a liability to the Participant as of January 1st of the Plan Year in which the bonus otherwise would have been paid in cash to the Participant but for the deferral election. Such amount will be recorded as a "phantom share number" in a bookkeeping Account in the Participant's name. The phantom share number so recorded will equal the number of shares of the Company's Class A Common Shares that could have been purchased, without commissions or other fees, with the Participant's deferral for that year ("Phantom Shares"), based upon the following calculation:


            Amount Deferred      Fair Market Value of the                Number of
                                 /     Company's Class A Common           =        Phantom
                                      Shares when credited,                       Shares
                                      with Fair Market Value being                Credited
                                      defined as the average of
                                      the high and low sale
                                      prices of the Company's
                                      stock on the New York Stock
                                      Exchange on the last trading day
                                      preceding the date as of which
                                      the credit is made to the Account.

         The Account will be credited with dividends throughout the deferral period. The amount of dividends paid in a given year on the Company's Class A Common Shares shall be converted to Phantom Shares annually, as of the following January 1st or any earlier payout date, and added to the balance of the Participant's Account under the Phantom Stock Fund. The calculation shall be made in the same manner described above (but substituting "amount of dividends" for "amount deferred" in said calculation).

         Participants may not make inter-Fund transfers, I.E., once an election is made to defer into a specific Fund, the Participant cannot elect to move an Account balance into another Fund.

         Phantom Shares shall not carry voting rights.

10.      PAYMENT OF THE BALANCE IN THE PARTICIPANT'S ACCOUNTS
         ----------------------------------------------------

         (A)      FIXED INCOME FUND
                  -----------------

         At the time the Eligible Participant executes the Deferral Election Form, he must elect that deferred amounts, including interest, be paid in a lump sum, or over a specified number of years (not to exceed 15 years). The Eligible Participant also must elect a payment

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         commencement date. If the Eligible Participant fails to make an election as to the period of time over which payments are to be made, payments shall be made over a 10-year period, in equal or substantially equal installments, commencing on the payment commencement date elected by the Eligible Participant on the Deferral Election Form. If no payment commencement date is specified, payments will commence as soon as is administratively practicable after the Participant terminates employment.

         Balances in the Fixed Income Fund will continue to earn interest credit as described above until paid out completely.

         Notwithstanding the foregoing provision, the Company shall have absolute discretion to accelerate pay-out in the event of a Participant's disability, death or severe hardship.

         (B)      PHANTOM STOCK FUND
                  ------------------

         At the time the Eligible Participant executes the Deferral Election Form, he must elect the form of payment to be made (I.E., cash, actual shares of the Company's Class A Common Shares ("Actual Shares"), or in a predetermined combination of both). The Eligible Participant also must elect whether such amounts, whether paid in cash, in Actual Shares, or in a combination of both, will be paid in a lump sum or over a specified number of years (not to exceed 15 years). Finally, the Eligible Participant also must elect a payment commencement date.

         A Participant may change the election of the form of payment of the balance in the Phantom Stock Account, (E.G., from Actual Shares to cash, cash to Actual Shares, or from cash only or Actual Shares only to a combination of both), subject to applicable law.

         If payment is to be in cash, in installments, the unpaid balance will be held in the Phantom Stock Fund and will continue to earn dividend credit as described above.

         If the Participant fails to make an election as to the period of time over which cash payments or distributions of Actual Shares are to be made, such payment shall be made over a 10-year period, in equal or substantially equal installments, commencing on the payment commencement date elected by the Participant on the Deferral Election Form. If no payment commencement date is specified, payments will commence as soon as is administratively practicable after the Participant terminates employment.

         Distributions made in cash will be based on the value of the Actual Shares on the last trading day preceding the designated payout date. Distributions made in the form of Actual Shares shall be made with treasury shares or shares acquired on the open market, and will cancel out Phantom Shares on a one for one basis.

         Notwithstanding the foregoing provision, the Company shall have absolute discretion to accelerate pay-out in the event of a Participant's disability, death or severe hardship.

11.      PREVIOUS DEFERRAL ELECTIONS
         ---------------------------

         Participants who previously made deferral elections under the Old Plan shall not be permitted to revoke such deferral elections, nor change the payment commencement date or form of payment (i.e., lump sum or installments). Such eligible deferred amounts shall be paid at the time previously elected by the Participant. However, the Participant shall be given the opportunity to elect to have some or all such amounts previously credited to his Account under the Old Plan invested in the Phantom Stock Fund, pursuant to rules promulgated by the Board or its designee. Amounts not so invested in the Phantom Stock Fund shall be invested in the Fixed Income Fund. All such elections must be made by June 30, 1997, and credits to the Funds will be made as of January 1, 1998.

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12.      FUNDING OF THE PLAN
         -------------------

         The amounts deferred under this Plan will be recorded on the Company's and Affiliate's books, as applicable, as liabilities to the Participants. During the deferral period, and the payout period, the Participant will be a general, unsecured creditor of the Company or Affiliate that employed the Participant when he earned the original deferral. All benefits hereunder, including distributions in-kind from the Phantom Stock Fund, shall be paid only from the general assets of the Company or Affiliate, as applicable.

13.      ASSIGNMENTS PROHIBITED
         ----------------------

         No benefit hereunder may be assigned, sold, pledged, transferred, mortgaged, or otherwise encumbered and, to the extent permitted by applicable law, no such benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.

14.      CHANGE OF CONTROL
         -----------------

         At the time the Participant executes the Deferral Election Form, he may elect to accelerate the payment of all deferred amounts and receive payment in a lump sum (in cash or, in the case of Phantom Shares, in shares or in combination of both, as the case may be) as soon as practicable after (and in the event that) a Change in Control occurs. For purposes hereof, "Change in Control" shall mean an event that would be required to be reported in response to Item 1 of Form 8-K or any successor form thereto promulgated under the Securities Exchange Act of 1934.

15.      AMENDMENT AND TERMINATION
         -------------------------

         The Board reserves, in its sole and exclusive discretion, the right at any time and from time to time to amend this Plan in any respect or terminate the Plan without restriction and without the consent of any Participant; provided, however, that no amendment or termination of the Plan shall impair the right of any Participant to receive benefits which have been deferred prior to such amendment or termination.

16.      DESIGNATION OF BENEFICIARY
         --------------------------

         A Participant must designate a primary and secondary beneficiary to whom amounts unpaid at the Participant's death will be made. The Participant's original Deferral Election Form(s) will govern the commencement date and duration of payouts to the beneficiary, except as provided otherwise in this Plan. In the event that no valid beneficiary designation exists at the time of the Participant's death, unpaid amounts will be paid, in cash, to the Participant's spouse, if living, or otherwise to the Participant's estate.

17.      MISCELLANEOUS
         -------------

         (A) Nothing contained in the Plan guarantees the continued employment of a Participant with the Company.

         (B) If a Participant entitled to receive a benefit under the Plan is deemed by the Board, or its designee, or is adjudged by a court of competent jurisdiction, to be legally incapable of giving valid receipt and discharge for such benefit, such payments shall be paid to such person or persons as the Board, or its designee, shall designate or to the duly appointed guardian or other legal representative of such Participant. Such payment shall, to the extent made, be deemed a complete discharge for such payments under the Plan.

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         (C) Payments made under the Plan, and deferrals to the Plan, shall be subject to withholding and such taxes as shall at the time be required under any income or employment tax or other laws, whether of the United States or any other jurisdiction.

         (D) No person who is a Participant in the Plan shall participate in any Board or administrative decision having a direct material impact upon his rights and benefits under the Plan, excluding, however, general decisions having widespread applicability to many Participants.

         (E) All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

         (F) The provisions of the Plan shall be construed according to the laws of the State of Ohio.

         (G) The masculine pronoun whenever used herein shall include the feminine gender, and the feminine shall include the masculine, and the singular number as used herein shall include the plural and the plural shall include the singular, unless the context clearly indicates otherwise.

         (H) The titles and headings as used herein are for convenience of reference only and, in case of any conflict, the text of the Plan, rather than such titles or headings, shall be controlling.





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